                                                                                                                       Exhibit 99.1

                                                      DISNEY HOURLY SAVINGS AND
                                                           INVESTMENT PLAN

                                                   REPORT ON FINANCIAL STATEMENTS

                                                     DECEMBER 31, 2002 AND 2001

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                    INDEX TO FINANCIAL STATEMENTS

                                                     DECEMBER 31, 2002 AND 2001

                                                                                                       Page
                                                                                                       ----
Report of Independent Auditors                                                                          F-2

Financial Statements:

  Statements of Net Assets Available for Benefits as of
    December 31, 2002 and 2001                                                                          F-3

  Statement of Changes in Net Assets Available for Benefits
    For the Year ended December 31, 2002                                                                F-4

  Notes to Financial Statements                                                                         F-5

Additional Information (included pursuant to Department of
  Labor Rules and Regulations):

      Schedule I - Financial Transaction Schedule
                   For the Year Ended December 31, 2002                                                F-11

Other schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                                                                  F-1

                                                   REPORT OF INDEPENDENT AUDITORS

To the Participants and Plan Administrator of
the Disney Hourly Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Hourly Savings and Investment Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Financial Transactions is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for
Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 27, 2003

                                                                  F-2

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                           STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                           (In thousands)

                                                               December 31,
                                                             ----------------
                                                               2002     2001
                                                             -------  -------
Assets
  Investments in Master Trust:
    At fair value:
      The Walt Disney Company Common Stock Fund*              $2,314   $1,182
      Shares of registered investment companies:
        Fidelity Magellan Fund*                                1,132      686
        PIMCO Total Return Fund*                                 516      178
        Fidelity Growth & Income Portfolio Fund*                 570      297
        Sequoia Fund*                                            737      232
        Fidelity Diversified International Fund                  377      207
        Putnam New Opportunities Fund*                           754      544
        Fidelity Asset Manager Fund*                             491      234
        Fidelity US Equity Index Pool                            367      218
        Fidelity Retirement Money Market Portfolio Fund*         793      320
        MSIFT Small Cap Value Portfolio-Adviser Class            255      126
        Ariel Appreciation Fund                                   24        -
      Participant loans                                          131       43
                                                             --------  -------
      Total investments                                        8,461    4,267
                                                             --------  -------
  Receivables:
    Participant contributions                                     89      134
    Employer contributions                                        29       33
                                                             --------  -------
      Total receivables                                          118      167
                                                             --------  -------
  Net assets available for benefits                           $8,579   $4,434
                                                             ========  =======

*  Investment balance represents 5% or more of the Plan's net assets available for benefits.

                             The accompanying notes are an integral part of these financial statements.

                                                                 F-3

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                      STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                           (In thousands)

                                                                                       For the Year Ended
                                                                                            December 31,
                                                                                               2002
                                                                                       -------------------
Additions to net assets attributed to:

  Investment income(loss):
       Dividends                                                                             $   67
       Interest                                                                                   4
       Net depreciation in fair value of
          investments                                                                        (1,266)
                                                                                           ---------
                                                                                             (1,195)
                                                                                           ---------
  Contributions:
       Participant                                                                            4,668
       Employer                                                                               1,046
                                                                                           ---------
                                                                                              5,714
                                                                                           ---------
  Total additions                                                                             4,519
                                                                                           ---------
Deductions from net assets attributed to:

  Benefits paid to participants                                                                 372
  Administrative expenses (Note 5)                                                                2
                                                                                           ---------
  Total deductions                                                                              374
                                                                                           ---------
Net increase                                                                                  4,145

Net assets available for benefits:
  Beginning of year                                                                           4,434
                                                                                          ----------
  End of year                                                                                $8,579
                                                                                          ==========

                             The accompanying notes are an integral part of these financial statements.

                                                                  F-4

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS

                                                   (Tabular dollars in thousands)

1.  Description of the Plan

General
The Walt Disney Company (the "Company") adopted the Disney Hourly Savings and Investment Plan (the "Plan") effective as of June 1,
2000.  The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended
(the "Code").  In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974
("ERISA"), as amended. For further information regarding the Plan, refer to the Summary Plan Description.

Administration of the Plan
The Board of Directors of the Company has appointed the Investment and Administrative Committee of The
Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the "Committee"
or "Plan Administrator") to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services
Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses.  Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to certain domestic hourly employees of the Company and its subsidiaries who are either covered by a collective bargaining agreement that provides for their participation in the Plan or who are employed at the Disneyland
Resort.  Eligible employees must be age 18 or older and have completed one year of employment during which they must also work at least 750 hours.

The Plan accepts direct cash rollovers from other qualified plans or conduit IRA's regardless of whether the employee has met the one-year eligibility requirement.

                                                                  F-5

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

1.  Description of the Plan (continued)

Contributions
Participants are permitted to contribute in whole percentages, up to 20 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant's total pre-tax contributions and the Company's matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

The Company currently contributes a matching amount equal to 50 percent of the first 4 percent of base compensation a participant contributes to the Plan. The Company may change the level of matching contributions or cease making matching contributions.

The Company makes matching contributions either in cash, which is invested exclusively in the Company's common stock, or directly in shares of the Company's common stock.  Effective March 8, 2002, participants of the Plan may transfer all or any portion of their accumulated Company matching contributions into any of the available Plan investment funds, or any combination of funds, at any time.

Income earned on Participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting
Participants are fully vested immediately in their own contributions and are fully vested in their Company matching contributions after they have completed three years of service with the Company. Additionally, a participant's account balance is considered fully vested upon attaining age 65, or upon death while in active service, or upon termination of service because of permanent and total disability.

Forfeitures
Nonvested Company matching contributions are forfeited upon termination of employment. These amounts remain in the Plan and are used to reduce future Company contributions.

Investments
Participants may direct the investment of their contributions in any one or more of the investment funds established for the Plan.
Participants may elect to change the investment of their pre-tax contributions or to transfer all or part of their account balances among the various investment funds.  Such elections must be made in 1 percent increments.

Benefits, Distributions and Withdrawals
A participant's vested account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants' account balances under $5,000 are automatically distributed within 90 days following the participant's severance date. The participant has 60 days following the receipt of distribution to elect whether or not to rollover the distribution into an IRA or another qualified plan.

                                                                  F-6

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

1.  Description of the Plan (continued)

Benefits, Distributions and Withdrawals (continued)
If no election is made, the vested account balance will be distributed to the participant less 20 percent for federal withholding tax.  Participants with account balances of $5,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

Under Section 401(k) of the Code, in service withdrawals of pre-tax contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Loan
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set.
Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

Loans may have a term of up to four years.  However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant.  The interest rate on loans is currently the Bank of America prime rate plus 1 percent.

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan at any time and from time to time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the
Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's account balance at the time of liquidation.

2.  Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures.  Actual results could differ from those estimates.

                                                                  F-7

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

2.  Summary of Significant Accounting Policies (continued)

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Contribution Policy
Participant contributions are recorded in the period during which the Company makes payroll deductions from the participants' pay.
Company contributions are recorded in the same period.

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year.  Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets.  Participant loans are valued at cost, which approximates fair value.  Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available
for Benefits consists of realized gains (losses) and unrealized appreciation (depreciation) on investments.

Payment of Benefits
Benefits are recorded when paid.

3.  Investments

During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year)
depreciated in value as follows:

         The Walt Disney Company Common Stock Fund               $  (500)
         Shares of registered investment companies                  (766)
                                                                 --------
                                                                 $(1,266)
                                                                 ========

                                                                 F-8

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

4.  Income Taxes

The Company has filed for an Internal Revenue Service determination letter stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code.  Since the Plan was designed to be qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes.  The Plan
Administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.  Accordingly, no provision for income taxes is made in the accompanying financial statements.

5.  Related Party Transactions

Certain Plan investments are shares of mutual funds managed by Fidelity.  Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists.  Fees paid by the
Plan to the Trustee amounted to $2,470 for the year ended December 31, 2002.

6.  Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                                             December 31,
                                                                      ------------------------
                                                                          2002         2001
                                                                      ----------   -----------
                Net assets available for benefits per the
                  financial statements                                 $  8,579      $  4,434
                Amounts allocated to withdrawing
                  participants                                               (2)           (6)
                                                                      ----------   -----------
                Net assets available for benefits per
                  Form 5500                                            $  8,577      $  4,428
                                                                      ==========   ===========

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                                     For the
                                                                    Year Ended
                                                                   December 31,
                                                                 ---------------                                                                      2002
Benefits paid to participants per the
  financial statements                                                  $ 372
Add:  Amounts allocated to withdrawing participants
  at December 31, 2002                                                      2
Less:  Amounts allocated to withdrawing participants
  at December 31, 2001                                                     (6)
                                                                        ------
Benefits paid to participants per Form 5500                             $ 368
                                                                        ======

                                                                 F-9

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                    NOTES TO FINANCIAL STATEMENTS
                                                             (continued)

6.  Reconciliation of Financial Statements to Form 5500 (continued)

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2002 but not yet paid as of that date.

7. Investment in Disney 401(k) Master Trust

The Plan's investments are held in the Disney 401(k) Master Trust (the "Master Trust"), which also includes the assets of the Disney
Salaried Savings & Investment Plan, the Go.com Savings and Investment Plan, and the ABC, Inc. Savings and Investment Plan, which are defined contribution plans sponsored by the Company or one of its subsidiary companies. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan's interest in the net assets of the Master Trust was approximately 1% at
December 31, 2002 and 2001. Investment income of the Master Trust for the year ended December 31, 2002 was allocated based upon each
Plan's interest within each of the investment funds held by the Master Trust.

Investments held by the Master Trust are as follows:

                                                                                   December 31,
                                                                          -------------------------------
                                                                              2002               2001
                                                                          -----------         -----------
Investments, at fair value:
     The Walt Disney Company Common Stock Fund                            $   463,399         $   589,816
     Shares of registered investment companies                              1,060,348           1,161,585
     Participant loans                                                         24,957              26,667
                                                                          -----------         -----------
Total                                                                     $ 1,548,704         $ 1,778,068
                                                                          ===========         ===========

The investment income (loss) of the Master Trust is as follows:

                                                                              For the Year Ended
                                                                               December 31, 2002
                                                                              ------------------
Investment income (loss):
     Interest and dividends                                                       $  16,736
     Net depreciation                                                              (275,303)
                                                                                  ----------
 Total                                                                            $(258,567)
                                                                                  ==========

The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Master
Trust is as follows:

                                                                              For the Year Ended
                                                                               December 31, 2002
                                                                              ------------------
Net (depreciation)/appreciation:
     The Walt Disney Company Common Stock Fund                                    $(119,562)
     Shares of registered investment companies                                     (155,741)
                                                                                  ----------
 Total                                                                            $(275,303)
                                                                                  ==========

                                                                F-10

                                              DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

                                                             SCHEDULE I

                                                   FINANCIAL TRANSACTION SCHEDULE

                                                FOR THE YEAR ENDED DECEMBER 31, 2002

        Identity of                                       Description of                                     Current Value
      Party Involved         Relationship to Plan          Transaction               Cost of Asset*            of Asset**
------------------------   -------------------------  --------------------------  ---------------------   ---------------------
     The Walt Disney                Plan                Use of Plan assets by          $39,669                  $43,743
         Company               Sponsor/Employer          the Employer due to
                                                        delayed remittance to
                                                          the Plan of certain
                                                       participant contributions

  * The Cost of Asset represents the participant contributions remitted to the Plan between October 2002 and November 2002 for the months of July 2002, August 2002, and September 2002.

** The current value of the asset represents the Cost of Asset plus interest owed by the Company to the Plan for the period of the
Company's use of the participant contributions.  These interest amounts were paid to the Plan in December 2002, and as such, the current value includes interest incurred until that date.

                                                                F-11